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                                                                    EXHIBIT 99.7

                             BOOLE & BABBAGE, INC.

                                 March 18, 1999

To the Stockholders of
Boole & Babbage, Inc.

You should have previously received a notice of special meeting dated February 26, 1999 and a proxy statement/prospectus relating to a special meeting of the stockholders of Boole & Babbage, Inc. to be held on March 30, 1999 at 12:00 p.m. at the principal executive offices of Boole located at 3131 Zanker Road, San Jose, California. As you know, at the special meeting, the Boole stockholders will be asked to adopt the merger agreement among Boole, BMC Software, Inc. and Ranger Acquisition Corp., and approve the merger described in the merger agreement.

For your information, we are enclosing with this letter a Current Report on Form 8-K that BMC recently filed with the Securities and Exchange Commission. The enclosed Form 8-K includes information relating to the proposed acquisition by BMC of New Dimension Software Ltd., and certain litigation recently filed against BMC.

As we mentioned in the proxy statement/prospectus, your Board of Directors has determined that the merger is fair to stockholders and is in your best interests. Your vote on the merger is very important. Therefore, we urge you to vote as soon as possible if you have not already done so.

Sincerely,
/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr.
Secretary